Exhibit 5.B

NAMES AND ADDRESSES OF

THE UNDERWRITERS OF THE SECURITIES

Merrill Lynch, Pierce, Fenner & Smith Incorporated,

One Bryant Park

New York, NY 10036

Attention: High Grade Debt Syndicate

Telephone: +1 646 855 6433

Facsimile: +1 646 855 0116

The Hongkong and Shanghai Banking Corporation Limited

Level 17, HSBC Main Building

1 Queen’s Road Central

Hong Kong

Attention: Transaction Management

Telephone: +852 2822 3897

Facsimile: +852 2530 1538